UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2014

OMEROS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	001-34475	91-1663741
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

201 Elliott Avenue West

Seattle, Washington 98119

(Address of principal executive offices, including zip code)

(206) 676-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

On May 22, 2014, Omeros Corporation (“Omeros”) and Ventiv Commercial Services, LLC, an inVentiv Health company (“Ventiv”), entered into a Project Agreement pursuant to which Ventiv will provide to Omeros a field force of 20 Ventiv sales representatives, a part time national business director and a part time operations manager, to provide detailing services and sales operation services related to Omidria, if approved. The Project Agreement has a two-year term from the date of deployment of the Ventiv sales representatives (the “Effective Date”). The parties may extend the Project Agreement for additional one-year periods by mutual agreement at least 90 days prior to the end of the then-current term. Following approval of Omidria, Omeros will pay Ventiv an implementation fee and a monthly service fee. Omeros will also pay certain pass-through costs of Ventiv’s incurred in connection with the Project Agreement. Omeros may terminate the Project Agreement, without cause, upon 90 days prior written notice to Ventiv, but the actual termination date may not occur, except in certain circumstances, prior to the 18 month anniversary of the Effective Date.

The Project Agreement was entered into under a Master Services Agreement, entered into on May 22, 2014, between Omeros and Ventiv, which terminates on May 12, 2017 or such later date as may be set forth in any project agreement. The parties may extend the Master Services Agreement for additional one-year periods by mutual agreement at least 60 days prior to the end of the then-current term. The Master Services Agreement and the Project Agreement may be terminated by either party upon the occurrence of certain events as set forth in each agreement, including uncured material breach.

The above descriptions of the Project Agreement and Master Services Agreement are summaries and are qualified in their entirety by the terms of the Project Agreement and Master Services Agreement that will be filed as exhibits to Omeros’ quarterly report on Form 10-Q for the second quarter ending June 30, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEROS CORPORATION

By:	/s/ Gregory A. Demopulos
Gregory A. Demopulos, M.D.
President, Chief Executive Officer, and Chairman of the Board of Directors

Date: May 22, 2014